UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 9, 2012

Cooper Industries plc
__________________________________________
(Exact name of registrant as specified in its charter)

Ireland	1-31330	98-0632292
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Unit F10, Maynooth Business Campus, Maynooth, Ireland		0
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	+353 (1) 6292222

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 9, 2012, Cooper Industries plc ("Cooper") and Cooper Industries, LLC, a wholly owned subsidiary of Cooper ("CI"), entered into a Membership Interest Purchase Agreement (the "Purchase Agreement") with Danaher Corporation ("Danaher"), Aegean Partner LLC, a wholly owned subsidiary of Danaher (together with CI, the "Sellers"), Apex Tool Group, LLC ("Apex"), and BC Mountain Holdings, Inc., an affiliate of Bain Capital Partners, LLC (the "Buyer"). Apex is a 50/50 joint venture between Cooper and Danaher. In the Purchase Agreement, the Buyer has agreed to purchase from the Sellers all of the issued and outstanding limited liability company membership interests of Apex for approximately $1.6 billion in cash, subject to customary post-closing adjustments.

The Purchase Agreement contains customary representations, warranties and covenants by the Buyer and the Sellers, including those regarding indemnification of the Buyer following the closing of the transaction. The consummation of the transaction is subject to customary conditions, including (i) expiration or termination of the applicable waiting periods under various antitrust laws and (ii) absence of a material adverse effect on Apex. The parties currently expect the transaction to close in the first half of 2013.

The Buyer has obtained fully committed debt and equity financing in connection with the transaction.

The Purchase Agreement contains customary termination rights for the Buyer and the Sellers and further provides that, upon termination of the Purchase Agreement under certain circumstances, the Buyer is required to pay the Sellers a termination fee of $80 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper Industries plc

October 15, 2012	By:	/s/ Terrance V. Helz

Name: Terrance V. Helz
Title: Associate General Counsel and Secretary